      1                                                  Exhibit 99

[Ameritech logo]



For further information, contact:
Jerrell Ross, Ameritech, 312 750-5265
jerrell.k.ross@ameritech.com

George Stenitzer, Ameritech, 312 609-6166 george.i.stenitzer@ameritech.com

FOR IMMEDIATE RELEASE: Thursday, Jan. 21, 1999

 Ameritech Earnings up 12.1 Percent in Fourth Quarter, 11.4
  Percent for Year; Gains in Data Communications, European
                  Investments Drive Results

     CHICAGO - Ameritech (NYSE: AIT) today reported record fourth-quarter and full- year earnings, its 21st consecutive quarter and sixth straight year of double-digit profit growth. The gains were powered by rapid growth in data services and continued strong contributions from the company's extensive European portfolio.

     Fourth-quarter earnings grew 12.1 percent to $684 million before one-time items, compared with $610 million in the fourth quarter of 1997, and earnings per share grew 10.9 percent to 61 cents, up from 55 cents a year ago. Revenues advanced 7.1 percent to $4.44 billion in the quarter, up from $4.15 billion in the fourth quarter of 1997.

     For the year, Ameritech's earnings grew 11.4 percent to $2.61 billion before one-time items, up from $2.35 billion, and earnings per share grew 10.8 percent to $2.35, up from $2.12 in 1997. Revenues advanced 7.2 percent in 1998 to $17.15 billion, compared with $16.00 billion in 1997.

     "Ameritech starts 1999 with outstanding momentum," said
Richard C. Notebaert, Ameritech chairman and chief executive officer. "Customer demand is robust across the board, and we're setting a fast pace in our industry's high-potential growth segments. Revenues from data communications advanced to $1.7 billion and represented one-third of our annual revenue growth. More than one-fourth of our earnings growth came from progress at our European partnerships.
And in 1998, we recorded the best financial results in the history of our U.S. wireless business. We continue to build an exciting, full-service platform for the future."

     Ameritech's results included the following highlights:

     o 18 percent fourth-quarter growth in sales of call management services such as Caller ID, Call Waiting and Voice Messaging.
     o 13 percent increase in total voice channel equivalents, which includes 2.7 percent growth in switched access lines to 21.0 million combined with rapid growth in high-capacity connections.
     o 58 percent growth in ISDN channels and 33 percent growth in high-capacity circuits.

     o 35 percent annual growth in operating cash flow from cellular, driven by 13 percent growth in customers to 3.6 million coupled with sales channel improvements and productivity gains.
     o 13 percent growth in security customers to 1.2 million. Ameritech provides security services in all 50 states and Canada and has a presence in 92 of the top 100 U.S. markets.
     o Ameritech's European portfolio contributed more than one-fourth of the company's earnings growth in both the fourth quarter and for the full year.

     With major strategic partnerships in the national communications companies Belgacom of Belgium, Tele Danmark of Denmark and MATAV of Hungary, Ameritech is the largest foreign investor in European telecommunications. During 1998, the estimated value of these investments increased 65 percent to more than $10 billion.

     Ameritech's 1998 achievements both in the United States and in Europe contributed to its best-ever one-year total return to shareowners: 61 percent. Total return equals stock price appreciation plus reinvested dividends.

     In December 1998, the shareowners of Ameritech and SBC Communications Inc. overwhelmingly approved the companies' agreement to merge, pending regulatory approvals. The companies expect the merger to further accelerate growth. Upon closing of the transaction, targeted for mid-1999, Ameritech shareowners will receive 1.316 shares of SBC common stock for each share of Ameritech common stock.

     Ameritech's 1998 fourth-quarter results include a one-time after-tax gain of $102 million or 9 cents per share from the sale of 19 local phone exchanges in Wisconsin and a one-time after-tax charge of $24 million or 2 cents per share for charges associated with the early redemption of $1.3 billion in long-term debt. With these items included, fourth-quarter earnings were $762 million or 68 cents per share. Full-year earnings with one-time items included were $3.61 billion or $3.25 per share.

     Ameritech (NYSE: AIT) serves millions of customers in 50 states and 40 countries. Ameritech provides a full range of communications services including local and long-distance telephone and data, cellular, paging, security, cable TV, Internet and more. One of the world's 100 largest companies, Ameritech (www.ameritech.com) has 70,500 employees, 1 million shareowners and more than $30 billion in assets.

                      Ameritech Corporation
          Financial Summary - Quarter Ended December 31
         (Dollars in millions, except per share amounts)
                           (Unaudited)

Fourth Quarter Results
                                                     Percent
Before One-time Items                1998      1997   Change
Operating revenues                 $4,442    $4,147    7.1%
Operating expenses                  3,381     3,194    5.9%
Net income                            684       610   12.1%
Diluted earnings per share           0.61      0.55   10.9%
As Reported
Operating revenues                 $4,442    $4,147    7.1%
Operating expenses                  3,381     3,263    3.6%
Net income                            762       610   24.9%
Diluted earnings per share           0.68      0.55   23.6%
Average common shares
 outstanding (000)              1,102,510 1,095,800    0.6%
Average common shares
 outstanding with dilution      1,114,028 1,103,008    1.0%
(000)

Fourth Quarter 1998 One-time Items

Net income before one-time items for the fourth quarter of 1998 excludes an after-tax gain of $102 million, or $0.09 per share, on the sale of certain telecommunications and directory assets to Century Telephone Enterprises, Inc., as well as an after-tax charge of $24 million, or $0.02 per share, resulting from the early redemption of $1.3 billion in long-term debt.

Fourth Quarter 1997 One-time Items

Normalized operating expenses for 1997 exclude a $69 million pretax charge ($42 million after-tax or $0.04 per share) related to an agreement to settle lawsuits related to our inside wire maintenance services.

Net income before one-time items for 1997 also excludes several one-time items. These items include an after-tax gain of $25 million, or $0.02 per share, resulting from the sale of our 14.3% interest in Bell Communications Research (Bellcore), an after-tax gain of $27 million, or $0.03 per share, resulting from the sale in an initial public offering of a portion of our stake in MATAV, the telecommunications provider in Hungary, and a $10 million after-tax charge, or $0.01 per share, for a currency-related fair-value adjustment related to our investment in Tele Danmark.

                      Ameritech Corporation
           Financial Summary - Year Ended December 31
         (Dollars in millions, except per share amounts)
                           (Unaudited)

Annual Results
                                                     Percent
Before One-time Items                1998      1997   Change
Operating revenues                $17,154   $15,998    7.2%
Operating expenses                 12,857    12,130    6.0%
Net income                          2,614     2,346   11.4%
Diluted earnings per share           2.35      2.12   10.8%
As Reported
Operating revenues                $17,154   $15,998    7.2%
Operating expenses                 12,961    12,199    6.2%
Net income                          3,606     2,296   57.1%
Diluted earnings per share           3.25      2.08   56.3%
Average common shares
 outstanding                    1,101,573 1,098,702    0.3%
Average common shares
 outstanding with dilution      1,110,892 1,104,077    0.6%
(000)

1998 One-time Items

Normalized operating expenses for 1998 exclude a $104 million pretax restructuring charge ($64 million after-tax or $0.05 per share) related to the cost containment program announced in March 1998.

Net income before one-time items for 1998 also excludes an after-tax gain of $1.012 billion, or $0.91 per share, resulting from the sale of substantially all of our shares in Telecom Corporation of New Zealand, an after-tax gain of $102 million, or $0.09 per share, from the sale of certain telecommunications and directory assets to Century Telephone Enterprises, Inc., as well as an after-tax charge of $34 million, or $0.03 per share, resulting from a currency-related fair-value adjustment in connection with our Tele Danmark investment and a $24 million charge, or $0.02 per share, resulting from the early redemption of $1.3 billion in long-term debt.

1997 One-time Items

Normalized operating expenses for 1997 exclude a $69 million pretax charge ($42 million after-tax or $0.04 per share) related to an agreement to settle lawsuits related to our inside wire maintenance services.

Net income before one-time items excludes several additional one-time items. These items include an after-tax charge of $87 million, or $0.08 per share, resulting from our share of a work force restructuring charge at Belgacom, the national telecommunications provider in Belgium, an after-tax gain of $37 million, or $0.04 per share, resulting from the sale of our 12.5% interest in Sky Network Television of New Zealand, an after-tax gain of $25 million, or $0.02 per share, resulting from the sale of our 14.3% interest in Bell Communications Research (Bellcore), an after-tax gain of $27 million, or $0.03 per share, resulting from the sale in an initial public offering of a portion of our stake in MATAV, the telecommunications provider in Hungary, and a $10 million after-tax charge, or $0.01 per share, for a currency-related fair-value adjustment related to our investment in Tele Danmark.

                      Ameritech Corporation
                        Financial Summary
         (Dollars in millions, except per share amounts)
                           (unaudited)

The following information supplements the overall reported results of Ameritech Corporation as of December 31, 1998 and 1997 or for the years then ended:

                                       1998        1997
Total assets                        $30,299     $25,339
Long-term debt                       $5,557      $4,610
Dividends per common share          $1.2175     $1.1475
Book value per common share           $9.92       $7.57
Network access lines (000s)          20,968      20,502 #

# - restated to standardize counting of voice channel equivalents